Exhibit 10.28 Agreement with Pierpoint Investissements SA

GENOMED

                                                                March 2, 2004

Pierpoint Investissements SA
Trident Chambers
P.O. Box 146
Tortola
British Virgin Islands

GenoMed, Inc.
909 S. Taylor Ave.
St. Louis, MO 63110
United States of America

Revised offer to GenoMed Inc.

This offer if accepted by GenoMed Inc. completely replaces the original offer made to GenoMed Inc. by Pierpoint Investissements SA and accepted by GenoMed
Inc. on February 5th, 2004.

Overview

Pierpoint Investissements SA are interested in purchasing a minimum of USD
500,000 up to a maximum of USD 2 million worth of common, 12-month restricted shares in GenoMed Inc. each and every year for a period of ten years at the 30 day market average (mid price of the bid and ask), less a discount of 25%, for the right to a total of 40 million warrants in GenoMed, Inc. with a strike price being the 30 day market average (mid price) less a discount of 40%.

Offer terms

1.   For the first year only Pierpoint Investissements SA will purchase USD
225,000 worth of shares in GenoMed Inc. at USD 0.045 cents and a further USD
275,000 worth of shares at the 30 day market average (mid price) less a discount of 25% by no later than February 18th, 2005. Completion of this payment will enable Pierpoint to be eligible to a total of 40 million warrants in GenoMed,
Inc. with a strike price being the 30 day market average (mid price of the bid and the ask) less a discount of 40%.

2.   Pierpoint would require the warrants to be issued against the first USD
225,000 as funds were received by Genomed Inc., and these warrants would be possible to convert under the original offer termes presented to GenoMed Inc. by
Pierpoint and accepted by GenoMed on February 5th, 2004. Those terms are as follows:

     i) Pierpoint Investissements SA are eligible to purchase USD 225,000 worth of common, 12-month restricted shares in GenoMed at USD 0.045 with warrants to match on the following terms: The warrants' strike price will be fixed at the 30 day average immediately prior to the exercise of the warrants less a discount of 50% with a 2 year expiry date from issue.

3.   These warrants, amounting to USD 225,000 / 0.045 or 5 million warrants, are to be counted against the total of 40 million warrants which Pierpoint is entitled by this agreement, leaving a second category of 35 million warrants
(see below).

4.   The second point of the original agreement between GenoMed and
Pierpoint, dated February 5, 2004, will also remain in effect. It is as follows:

     That upon funds being received by GenoMed for the first transaction as in point (i) [now point #2 above] then Nikolas Piers Gilding will be eligible to purchase USD 250,000 worth of shares in GenoMed at USD 0.045 with warrants to match on the following terms: The warrants' strike price will be fixed at the 30 day average immediately prior to the exercise of the warrants less a discount of 50% with a 2 year expiry date from issue.
     Nikolas Gilding will have the right to pay for his shares 30 working days after the first transaction has been completed.

5.   These additional USD 250,000 / 0.045 or 5,555,556 warrants will not be counted against the total of 40 million warrants to which Pierpoint is entitled by this agreement.

6.   Mr. Nikolas Gilding agrees to transfer proxy voting power to GenoMed's management for a 12 month period after conversion to free-trading shares of the
5,555,556 warrants mentioned in point #5 above.

7.   For the remaining nine years Pierpoint would have to purchase a minimum
USD 500,000 worth of GenoMed Inc. common, 12-month restricted shares each and every year at the 30 day market average (mid price) less a discount of 25% for
Pierpoint to be able to retain their rights to the remaining 35 million warrants
(see point #3).

8.   The 35 million warrants would have an expiry date of 10 years from the date of the revised offer being accepted by GenoMed Inc. (Note: the first 5 million warrants have an expiry date of only 2 years). If Pierpoint failed to invest the minimum agreed amount of USD 500,000 per calendar year then they would lose all their rights to all remaining unconverted warrants.

9.   Apart from Pierpoint's 5 million warrants mentioned in point #2, and Mr.
Nikolas Gilding's 5,555,556 warrants mentioned in point #4, the remaining 35 million warrants covered by this agreement (see point #3) could only be converted to common, 12-month restricted shares if GenoMed stock was trading at
USD 1.00 or above. In other words, the warrants could be converted at USD 0.60
(60 cents) if the 30 day average midpoint of the bid and ask of the stock was
USD 1.00. If the 30 day average midpoint of the stock was USD 0.99, the warrants could not be converted.

10.  Of the 35 million warrants referred to in point #3, only 7 million warrants could be converted in any one calendar year. It will therefore require a minimum of 5 years to convert all 35 million warrants mentioned in point #3.
The calendar year referred to in this agreement ends on midnight, local, St.
Louis time on February 18th and begins anew at 12:01 am local St. Louis time on
February 19th.

11.  The 12-month restriction before sale on GenoMed's common stock begins at the time of conversion of warrants into common stock, not when the warrants are issued.

12.  As part of this agreement, Pierpoint agrees that no more that 10% of its holding in GenoMed can be sold in any one month so as to avoid a negative impact on GenoMed's share price. This requirement is passed on to any subsequent owner of the warrants or shares of GenoMed covered by this agreement, should they be purchased, sold, or transferred to any additional parties.

13.  This agreement expressly does not include the right of representation on the Board of Directors of GenoMed by Pierpoint or any other investor in
GenoMed by virtue of this agreement.

14.  None of the GenoMed shares or warrants referred to in this agreement can be hypothecated.

15.  GenoMed shall be granted a 45 day right of first refusal to purchase any warrants or shares (registered or unregistered) covered by this agreement and offered for sale by Pierpoint or any of its co-investors under this agreement.

16.  This agreement shall be made under the laws of Missouri, where GenoMed is headquartered.

17.  Pierpoint Investissements SA reserve the right to pay for and register their shares through a private person / company / or Member Broker of their choice.

18.  Finally, it is understood that this transaction involves GenoMed's common shares, which are restricted from sale for 12 months according to Rule
144 of the Securities and Exchange Commission, and that any certificate issued will bear this legend.

                                  /s/David W. Moskowitz

David W. Moskowitz MD
CEO GenoMed, Inc.